SCHEDULE 14C INFORMATION

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NEUBERGER BERMAN ALTERNATIVE FUNDS
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Neuberger Berman Alternative Funds
Neuberger Berman Absolute Return Multi-Manager Fund

605 Third Avenue
New York, New York 10158-0180
800-877-9700

INFORMATION STATEMENT DATED JULY 29, 2013

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at www.nb.com.

The purpose of this Information Statement is to provide you with information about new subadvisers for the Neuberger Berman Absolute Return Multi-Manager Fund (“Fund”), a series of Neuberger Berman Alternative Funds (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Fund’s Prospectus or Statement of Additional Information, or its most recent Annual Report or Semi-Annual Report, free of charge, by writing to the Trust at the address shown above, by calling 1-800-877-9700 or by visiting the Trust’s website at www.nb.com.  This Information Statement is being mailed on or about July 29, 2013 to shareholders of record as of July 19, 2013.

BACKGROUND

Neuberger Berman Management LLC (the “Manager”), located at 605 Third Avenue, 2nd Floor, New York, NY 10158, is the Fund’s investment manager, administrator, and distributor. The Manager engages NB Alternative Investment Management LLC (the “Adviser”), located at 605 Third Avenue, 22nd Floor, New York, NY 10158, as investment adviser to choose the Fund’s investments and handle its day-to-day business, including the oversight of the investment activities of the subadvisers of the Fund (“Subadvisers”).  The Adviser allocates Fund assets to Subadvisers whose strategy the Adviser believes, when combined to form a single portfolio, can provide attractive risk-adjusted returns over the long term.

The Manager and the Fund have obtained an exemptive order from the Securities and Exchange Commission (“SEC”) that permits the Manager and Adviser to engage additional unaffiliated Subadvisers, and to enter into and materially amend existing or future subadvisory agreements with unaffiliated Subadvisers, upon the approval of the Trust’s Board of Trustees (“Board”), without obtaining shareholder approval. Accordingly, the Manager is able, subject to the approval of the Board, to appoint and replace Subadvisers and to amend subadvisory agreements without obtaining shareholder approval.

At meetings held on February 27, 2013, March 21, 2013, and April 23-24, 2013, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager or the Adviser (“Independent Trustees”), considered and unanimously approved the Manager’s proposal to appoint Good Hill Partners LP (“Good Hill”) and Lazard Asset Management LLC (“Lazard”), respectively, as Subadvisers to allocated portions of the Fund. The Manager’s proposal was based on certain factors, including, but not limited to, the desire to add new Subadvisers that would complement the current investment strategies of the Fund’s other Subadvisers by offering greater style diversification.  The other current Subadvisers to the Fund are Cramer Rosenthal McGlynn, LLC, GAMCO Asset Management Inc., Levin Capital Strategies, L.P., MacKay Shields LLC, Sound Point Capital Management, L.P., Turner Investments, L.P., and Visium Asset Management, LP.

For investment management services, the Fund pays the Manager a management fee.  The addition of the new Subadvisers will not result in a change to the management fee paid by the Fund.

The following table shows the management fee paid to the Manager and the subadvisory fees paid by the Manager to the Fund’s Subadvisers during the fiscal period ended October 31, 2012.

Management Fee Paid to the Manager	Management Fees Paid to the Manager as a % of Average Net Assets of the Fund	Subadvisory Fees Paid by the Manager to the Subadvisers	Subadvisory Fees Paid by the Manager to the Subadvisers as a % of Average Net Assets of the Fund
$213,343	2.00%	$106,740.29	0.998%

INFORMATION REGARDING THE NEW SUBADVISERS

The following provides additional information about the new Subadvisers. To reflect the investment strategy, as outlined below, of Good Hill, disclosure related to the risks of investing in asset-backed securities was added to the section entitled “Principal Investment Risks” in the Fund’s Summary and Statutory Prospectus. For more information on the principal risks of investing in the Fund, please refer to the section “Principal Investment Risks” of the Fund’s Summary and Statutory Prospectus and the section “Additional Information about Principal Investment Risks” in the Fund’s Prospectus.

Good Hill Partners LP

General

Good Hill is located at 1599 Post Road East, Westport, CT 06880.  Good Hill, founded by Franklin J. Collins IV and Brant Brooks in 2006, specializes in fixed income securities and provides investment management services on a discretionary basis to private investment vehicles and separately managed accounts as well as the Fund.  As of December 31, 2012, Good Hill managed approximately $786 million in total assets.

Investment Strategy

Good Hill employs a strategy of investing primarily in asset-backed securities with respect to the portion of the Fund allocated to it.  The strategy takes long and/or short positions in asset-backed securities, including principally those asset-backed securities backed by commercial and residential mortgages, a significant portion of which may be non-agency mortgage-backed securities.  Good Hill may also invest in asset-backed securities backed by auto loans, credit card debt, student loans, corporate loans and other collateral. These securities may pay fixed or variable rates of interest. Good Hill will target securities with an estimated average weighted duration of approximately 2-6 years at the time of investment.  While the Fund will primarily invest in asset-backed securities listed, traded or dealt in developed markets, it may also invest in securities listed, traded or dealt in emerging markets countries.

Directors and Executive Officers

The following are directors and/or executive officers of Good Hill. The address of each is 1599 Post Road East, Westport, CT 06880.

Name	Position
Franklin J. Collins IV	Managing Partner
Brant Brooks	Partner

No officer or Trustee of the Fund is an officer, employee, director, or shareholder of Good Hill.

Comparable Funds

Good Hill does not manage any other registered funds in accordance with a similar investment strategy.

Lazard Asset Management LLC

General

Lazard is located at 30 Rockefeller Plaza, New York, New York 10112. Lazard is an indirect wholly owned subsidiary of Lazard Ltd., which is a publicly held company. Lazard and its global affiliates provide investment management services to client discretionary accounts with assets totaling approximately $167 billion as of December 31, 2012. Its clients are both individuals and institutions.

Investment Strategy

Lazard employs a strategy of investing primarily in long and short positions in equity securities with respect to the portion of the Fund allocated to it.

Directors and Executive Officers

The following are directors and/or executive officers of Lazard. The address of each is 30 Rockefeller Plaza, New York, New York 10112.

Name	Position
Ashish Bhutani	Chief Executive Officer
Gerald B. Mazzari	Chief Operating Officer and Chief Financial Officer
Charles L. Carroll	Deputy Chairman
Andrew Lacey	Deputy Chairman
John Reinsberg	Deputy Chairman
Nathan Paul	General Counsel
Brian Simon	Chief Compliance Officer

No officer or Trustee of the Fund is an officer, employee, director, or shareholder of Lazard.

Comparable Funds

Lazard does not manage any other registered funds in accordance with a similar investment strategy.

Compensation

Under the sub-advisory agreements by and between the new Subadvisers and the Manager and Adviser (each, a “Sub-Advisory Agreement”), the Manager is responsible for all fees payable to each new Subadviser for its services as a Subadviser to the Fund. The Fund is not responsible for the payment of any portion of such fees. Accordingly, the appointment of the new Subadvisers to the Fund does not affect the management fees paid by the Fund or its shareholders.

Information Regarding the Sub-Advisory Agreements

Pursuant to the Sub-Advisory Agreements, the Subadvisers have been delegated responsibility for the day-to-day management of the assets of the Fund allocated to such Subadviser. Each Sub-Advisory Agreement provides in substance that the Subadviser will make and implement investment decisions for the Fund in its discretion and will continuously develop an investment program for the Fund’s assets allocated to such Subadviser.  The Sub-Advisory Agreements permit each Subadviser to effect securities transactions on behalf of the Fund through associated persons of the Subadviser.  The Sub-Advisory Agreements also specifically permit the Subadvisers to compensate, through higher commissions, brokers and dealers who provide investment research and analysis to the Fund.

Each Sub-Advisory Agreement continues with respect to the Fund until October 31, 2014, and is renewable from year to year thereafter, so long as its continuance is approved at least annually (1) by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval and (2) by the vote of a majority of the Trustees or by a majority vote of the outstanding shares in the Fund (as defined by the 1940 Act).  Each Sub-Advisory Agreement is subject to termination, without penalty, with respect to the Fund by the Trustees, or by a majority vote of the outstanding shares of the Fund (as defined by the 1940 Act), by the Manager or Adviser on not less than 30 nor more than 60 days’ prior written notice to the Fund.  A Subadviser is permitted to terminate its Sub-Advisory Agreement on 60 days' prior written notice to the Fund, Manager, and Adviser. Each Sub-Advisory Agreement also terminates automatically with respect to the Fund if it is assigned or if the management agreement between the Manager and the Trust terminates with respect to the Fund.

BOARD CONSIDERATIONS

At meetings held on February 27, 2013, March 21, 2013, and April 23-24, 2013, the Board, including the Independent Trustees, considered and approved the separate Sub-Advisory Agreements among the Manager, Adviser and each of Good Hill and Lazard, each of which would be responsible for managing a portion of the assets of the Fund.

In evaluating the Sub-Advisory Agreements, the Board, including the Independent Trustees, reviewed materials furnished by each Subadviser. In addition, the Board, including the Independent Trustees, met with senior representatives of each Subadviser regarding their personnel and operations.  The Independent Trustees were advised by counsel that is experienced in 1940 Act matters and that is independent of the Manager and Adviser.

The Board noted that the Manager and Adviser, together with the Fund, had received an order from the SEC that permits the Manager to add or replace subadvisers to the Fund without a shareholder vote, provided the Independent Trustees approve the new subadviser and certain other steps are taken.  In this context, the Board considered the Manager’s and Adviser’s responsibilities for designing an overall investment program for the Fund and then identifying the Subadvisers who will carry out the different portions of that program based on the Adviser’s due diligence of those Subadvisers. The Board further noted that the Manager and Adviser pursuant to their agreements with the Fund and related subadviser oversight policies and procedures approved by the Board are responsible for overseeing the Subadvisers.

The Board evaluated the terms of the Sub-Advisory Agreements, the overall fairness of the Agreements to the Fund and whether the Agreements were in the best interests of the Fund and its shareholders.  The Board considered the following factors, among others, in connection with its approval of the Sub-Advisory Agreements:  (1) the nature, extent, and quality of the services to be provided by each Subadviser; and (2) the expected costs of the services to be provided. In their deliberations, the Board members did not identify any particular information that was all-important or controlling, and each Trustee may have attributed different weights to the various factors.

The Board received and considered information regarding the nature, extent and quality of services to be provided to the Fund by each Subadviser under the Sub-Advisory Agreements.  The Board considered the experience and staffing of the portfolio management and investment research personnel of each Subadviser who would perform services for the Fund, as well as the resources available to each.  With respect to each Subadviser, the Board reviewed the performance for accounts managed by the Subadviser that were substantially similar in strategy to the strategy the Subadviser will use for the Fund, noting that the accounts may not be subject to the same 1940 Act restrictions as the Fund. The Board considered the policies and practices regarding brokerage and allocation of portfolio transactions of each of the Subadvisers and noted that the Manager and Adviser would monitor the quality of the execution services provided by each Subadviser.

The Board also reviewed whether the Subadvisers would use brokers to execute Fund transactions that provide research and other services to the Subadviser, and the types of benefits potentially derived from such services by the Subadviser, the Fund and other clients of the

Subadviser. The Board also considered the compliance programs and compliance history of each Subadviser, including the Fund’s Chief Compliance Officer’s and Adviser’s assessment of the compliance programs of the Subadvisers. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving a Subadviser, and reviewed information regarding their financial condition, history of operations and any conflicts of interests in managing the Fund.

With respect to the overall fairness of the Sub-Advisory Agreements, the Board had previously considered the Fund’s fee structure as compared to a peer group of comparable funds and any fall-out benefits likely to accrue to the Manager or its affiliates.  In addition, the Board at its February 27 meeting considered and approved a reduction in the Fund’s management and administration fees. The Manager indicated that similar comparative information was not available with respect to the amount paid to each Subadviser.  The Board did, however, consider an estimate of the costs of the services to be provided and estimated profits or losses that would be realized by each Sub-Adviser, as well as the fees each Subadviser charges for similar products. The Board noted, however, that the Manager, and not the Fund, pays the fee to the Subadvisers and therefore the fees charged by the Subadvisers will not change the overall expenses of the Fund.  The Board also considered whether there are other business arrangements between the Manager or Adviser and any Subadviser that could give rise to potential conflicts.  It considered whether the Sub-Advisory Agreements will or should provide for breakpoints in the fees and, as a general matter, the way in which any such breakpoints should factor into the fees paid by the Fund.

Conclusions

In approving the Sub-Advisory Agreements, the Board concluded that the terms of each Sub-Advisory Agreement are fair and reasonable and that approval of the Agreements is in the best interests of the Fund and its shareholders.  In reaching this determination, the Board considered that each Subadviser could be expected to provide a high level of service to the Fund; that each Subadviser’s fees appeared to the Board to be reasonable given the nature and quality of services expected to be provided; and that the expected benefits accruing to each Subadviser and its affiliates and the Manager and its affiliates by virtue of their relationship to the Fund were reasonable in comparison with the expected costs of providing the sub-advisory services and the expected benefits accruing to the Fund.

ADDITIONAL INFORMATION ABOUT THE FUND

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Board, affiliates of the Manager, Adviser, or Subadvisers are permitted to act as brokers for the Fund in the purchase and sale of its portfolio securities (other than certain securities traded on the over-the-counter market) where such brokers are capable of providing best execution (“Affiliated Brokers”). For the fiscal period ended October 31, 2012, the Fund did not pay any brokerage commissions to Affiliated Brokers.

Control Persons and Principal Holders

As of June 30, 2013, the following are all of the beneficial and record owners of five percent or more of a class of the Fund. Except where indicated with an asterisk, the owners listed are record owners. These entities hold these shares of record for the accounts of certain of their clients and have informed the Fund of their policy to maintain the confidentiality of holdings in their client accounts, unless disclosure is expressly required by law.

Class	Name & Address	Percent Owned
Class A	Charles Schwab & Co Inc Attn Mutual Funds 101 Montgomery St San Francisco, CA 941014	36.15%
	UBS MW USA 100 Harbor Blvd Weehawken, NJ 07086	12.44%
Class C	RBC Capital Markets LLC 60 S. 6th Street Minneapolis, MN 55402	19.32%
	UBS MW USA 100 Harbor Blvd Weehawken, NJ 07086	18.01%
Institutional Class	JP Morgan Clearing Corp Omnibus 2 Chase Metrotech Center 3rd Floor Mutual Fund Department Brooklyn, NY 11245-0001	46.93%
	National Financial Services LLC Attn Mutual Funds 200 Liberty St New York, NY 10281	12.48%
	Charles Schwab & Co Inc Attn Mutual Funds 101 Montgomery St San Francisco, CA 941014	10.56%
	Neuberger Berman LLC 605 Third Ave New York, NY 10158	5.97%

Class	Name & Address	Percent Owned
	Brown Brothers Harriman & Co As Custodian 525 Washington Blvd Jersey City, NY 07310	5.77%

As of June 30, 2013, the Trustees and officers, as a group, owned less than 1% of each class of shares of the Fund.

Outstanding Shares

There were 6,066,288.98 Institutional Class shares, 2,603,943.617 Class A shares and 285,665.946 Class C shares of the Fund issued and outstanding as of June 28, 2013.

Document Delivery.  Please note that only one annual report or information statement may be delivered to two or more shareholders of the Fund who share an address, unless the Fund has received instructions to the contrary.  To request a separate copy of an annual report or information statement, or for instructions as to how to request a separate copy of such documents or as to how to request a single copy if multiple copies of such documents are received, shareholders should contact the Fund at 605 Third Avenue, New York, New York 10158-0180 or 1-800-877-9700.